Exhibit 10.3

SEPARATION AGREEMENT AND COMPLETE RELEASE

This Separation Agreement and Complete Release (“Agreement”) is entered into, by and between the undersigned Jon Levin (the “Employee”) and Tilray Inc. (the “Company”), as of the date that Employee signs this Agreement.

WHEREAS, Employee was employed by the Company as Chief Operating Officer;

WHEREAS, the Company is working to complete a change in control on or before April 30, 2021, whereby the Company would merge with Aphria (the “Change in Control”);

WHEREAS, if the Change in Control is completed on or before April 30, 2021, then the Company has decided to terminate Employee’s employment, effective April 30, 2021;

WHEREAS, if the Company terminates the Employee’s employment, then the Company desires to provide severance pay to Employee to assist Employee in Employee’s transition to new employment; and

WHEREAS, Employee and the Company desire to resolve any and all of their differences between them, whether now pending or which may arise through the course of Employee’s employment with the Company, with respect to Employee’s employment with the Company and the termination thereof.

THEREFORE, in consideration of the mutual promises and covenants set forth below, the sufficiency and receipt of which are hereby acknowledged, Employee and the Company acknowledge and voluntarily agree as follows:

1.      That Employee’s last day of employment will be April 30, 2021, contingent upon completion of a Change in Control that the Company may complete on or before April 30, 2021; provided, however, that if the Company does not complete the Change in Control on or before April 30, 2021, then this Agreement will be null and void and the Employee’s employment will be governed by the terms of his Employment Agreement.

2.      That the Company will pay Employee severance at Employee’s current base rate of wages, less applicable taxes and withholdings, equal to twelve (12) months (“Severance Period”), of pay, as severance pay, paid in substantially equal installments in accordance with the Company’s regular payroll practices, beginning with the regularly scheduled pay date following your final date; provided, however, that the Company will make such payment only if Employee does not revoke Employee’s acceptance of this Agreement, according to the procedure established in this Agreement. In addition, if applicable, the Company will excuse the Employee from repaying any signing bonus s/he received, provided Employee does not revoke this Agreement.

3.      That the Company will reimburse Employee for premiums that Employee pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Employee and Employee’s eligible dependents until the earlier of twelve (12) months from your final date or the time when Employee or Employee’s dependents, respectively, are no longer eligible for continuation coverage, provided that Employee does not revoke Employee’s acceptance of this Agreement during the revocation period specified in this Agreement. Thereafter, any continuation of Employee’s health care coverage in accordance with COBRA will be at Employee’s sole expense. If Employee revokes Employee’s acceptance of this Agreement during the revocation period specified in this Agreement, then any continuation of Employee’s health care coverage from Employee’s last day of employment forward in accordance with COBRA will be at Employee’s sole expense.

4.      That the Company will pay Employee an amount equal to Employee’s target bonus for the 2021 calendar year, pro-rated based on the number of days that Employee was employed by the Company during the 2021 calendar year, less applicable taxes and withholdings.

5.      That the Company will accelerate the vesting of all of Executive’s outstanding equity incentive awards.

6.      That any benefits due Employee under the Company’s 401(k) plan will be determined in accordance with the plan as in existence on the effective date of this Agreement.

7.      That the Company will not contest Employee’s initial application for unemployment compensation benefits following the expiration of the Severance Period.

8.      That upon receiving a request from a prospective employer of Employee, the Company will give a neutral reference that will inform the prospective employer of the dates and positions of Employee’s employment with the Company.

9.      That Employee will timely submit Employee’s business expenses, if any, and the Company will handle Employee’s timely submissions in accordance with its policies and past practices.

10.      That except as provided for in Paragraph Numbers 2, 3, 4, 5, 6 and 9 of this Agreement, all compensation and other payments or benefits due Employee as a result of Employee’s employment with the Company have been paid in full, and that Employee is not entitled to any additional salary, bonus, stock options, commissions, paid time off, or other benefits (aside from any benefits to which Employee is entitled as a participant in any employee benefit plan as to which Employee may have continuing rights pursuant to the terms of such plan) or payments whatsoever.

11.      That Employee, on behalf of Employee, Employee’s heirs, executors, assigns, and attorneys, hereby completely and irrevocably discharges and releases the Company and its subsidiaries and affiliated entities and their respective current and former officers, directors, employees, agents, owners, members, successors, assigns, and attorneys, hereinafter “the Releasees” from all claims, demands, actions, causes of action, and liabilities of any kind whatsoever, including, without limitation, claims arising out of or in any way related, directly or indirectly, to Employee’s employment with the Company, compensation therefor, or termination thereof, including, without limitation, claims for unpaid compensation, benefits, bonus compensation, commissions, or severance pay, wrongful discharge, defamation, discriminatory compensation practices, retaliation, breach of contract, unjust enrichment, fraudulent inducement to contract, negligent misrepresentation, tortious interference with a business contract or business relationship, breach of fiduciary duty, promissory estoppel, intentional or negligent infliction of emotional distress ,negligence claims and claims pursuant to Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, the Age Discrimination in Employment Act (the “ADEA”), 29 U.S.C. § 621, the Americans with Disabilities Act, 42 U.S.C. § 12101, the National Labor Relations Act, 29 U.S.C. § 151, the Family and Medical Leave Act, 29 U.S.C. § 2601, the California Fair Employment and Housing Act, Cal. Government Code § 12001, the Unruh Civil Rights Act, Cal. Civil Code § 1102.1, California laws regarding the payment of wages, overtime, and vacation pay, Cal. Labor Code §§ 96 and 98, California Industrial Welfare Commission Wage Orders, the Minnesota Human Rights Act, Minn. Stat. § 363A, the Colorado Anti-Discrimination Laws, including without limitation, Part 4 of Article 34 of Title 24 of the Colorado Revised Statutes, Colorado Minimum Wage Order No. 32, , the Texas Human Rights Act, Texas Labor Code § 21.051, the Texas Wage Payment Law, Tex. Lab. Code Ann. § 61.001, § 21.0022, the Equal Pay Act, 29 U.S.C. § 206, the Employee Retirement Income Security Act, 29 U.S.C. § 1001, and any state or local law of a similar nature to any of the foregoing, arising at any time prior to and including the effective date of this Agreement; provided, however, that Employee will continue to reserve all of Employee’s rights as a plan participant in any continuing employee benefit plan, subject to the terms of such plans. Employee further agrees that Employee will not seek reinstatement or re-employment with the Company, or any of its known affiliated companies at any time in the future. Specifically excluded from this release are the rights and obligations of Employee and the Company under this Agreement.

    That furthermore, Employee hereby waives any claim against the Releasees for attorneys’ fees, expenses and costs related to the claims, demands, actions, causes of action, and liabilities set forth in the preceding paragraph.

12.      That Employee will not make any statement, orally, in writing, or otherwise, or in any way disseminate any information, concerning the Releasees, or concerning their respective businesses, business operations, or business practices, which in any way, in form or substance, harms, disparages, or otherwise casts an unfavorable light upon the Releasees, or their respective employees, officers, or directors (past or present), or their reputations or standing in the business community or the community as a whole.

13.      That the Company will not make any official statement through its executive leadership team or Board of Directors, whether orally, in writing, or otherwise, concerning Employee that is in any way disparaging or otherwise casts an unfavorable light upon Employee or Employee’s reputation or standing in the business community or the community as a whole. For avoidance of doubt, any statements made by the Company regarding its own performance, whether or not Employee participated in or was involved in the subject matter of the Company’s statement, is specifically excluded from this paragraph.

14.     That Employee shall not initiate, assist, testify, or consult with respect to any investigation, complaint, suit, or action involving or related to the Releasees, other than for a claim brought by Employee challenging the validity of this Agreement under the ADEA, or the Older Worker Benefit Protection Act, unless compelled to do so by legal process. That, furthermore, Employee will indemnify the Releasees for all expenses and costs, including reasonable attorneys’ fees, which the Releasees incurs as a consequence of Employee’s breach of this covenant. That nothing in any provision of this Agreement prevents Employee from filing an administrative charge or complaint, or otherwise communicating with or participating in an investigation by the Equal Employment Opportunity Commission or equivalent state agency, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, any agency Inspector General, or any other federal, state, or local agency governing employee rights. Nothing in this Agreement shall be construed to limit any disclosure to any such governmental officials or agencies or making disclosures that are protected under whistleblower provisions of federal law or regulation. However, by signing this Agreement, Employee waives Employee’s right to recover any damages or other relief in any claim or suit brought by employee, or by or through the EEOC, or other federal, state, or local law, except where prohibited by law. This Agreement does not limit Employee’s right to receive an award for information provided to any government agency. Employee agrees to release and discharge the Releasees not only from any and all claims that Employee could make on Employee’s own behalf, but Employee also specifically waives any right to become, and Employee promises not to become, a member of any class in any proceeding or case in which a claim or claims against the Releasees may arise, in whole or in part, from any event that occurred prior to the date of this Agreement. If Employee is not permitted to opt-out of a future class, the Employee agrees to waive any recovery for which Employee would be eligible as a member of such class. Nothing in this Agreement is intended to limit or interfere with Employee’s rights under Section 7 of the National Labor Relations Act.

15.     Employees owe obligations of confidentiality to the Company, which are detailed in the Employee’s Confidentiality Agreement with Tilray Inc. and in the Company’s Code of Business Conduct and Ethics. Notwithstanding Paragraph 23, below, all obligations contained in the Confidentiality Agreement remain in effect after termination of Employee’s employment with the Company. That Employee covenants and represents that Employee has returned to the Company all of its known property of any kind that was in Employee’s possession, custody, or control prior to the execution of this Agreement, including all documents, records, correspondence, keys, and credit cards and each and every copy of such materials. Employee agrees that if the Company discovers after the effective date of this Agreement that Employee has any of their files, documents, or records at Employee’s home or otherwise in Employee’s possession or control, Employee will immediately turn over such files, documents, or records to the Company.

16.     That Employee confirms that Employee (a) has no knowledge of any facts or circumstances that Employee understands would give rise to a violation of any law, regulation, or Company policy; arising out of or in connection with Employee’s employment or termination thereof; (b) has not reported any allegations of unlawful or unethical conduct to any third party that have not also been disclosed to the Company; (c) and acknowledges that Employee has received no injuries and contracted no occupational diseases arising out of or in connection with Employee’s employment with the Company.

17.     That the parties hereby further acknowledge:

(a)	That each has had the reasonable opportunity to review and consider the terms of this Agreement for a period of twenty-one (21) days; and that Employee has been advised, through this Agreement, to consult with an attorney, engaged at Employee’s own expense, prior to signing this agreement:

(b)	That each fully understands, and had the opportunity to receive counsel regarding, their respective rights, obligations and liabilities hereunder;

(c)	That to the extent that Employee has taken less than twenty-one (21) days to consider this Agreement, Employee acknowledges that Employee has had sufficient time to consider this Agreement and to consult with counsel and that Employee does not desire additional time;

(d)	That Employee waives all claims accrued as of the date of execution and that this Agreement to the greatest extent permitted by law, but that this Agreement does not waive any claims that may arise in the future;

(e)	That nothing in this Agreement is or will be construed as an admission by either party, or any affiliate thereof, of any breach of any agreement or any intentional or unintentional wrongdoing of any nature;

(f)	That the terms of this Agreement are not effective or enforceable until seven (7) days after its execution, during which period Employee may revoke Employee’s acceptance of this Agreement by having written or electronic notice delivered to the attention of Nyree Pinto, VP, Global Talent, 2701 Eastlake Avenue EAST, Floor Three, Seattle, WA, 98102, or nyree.pinto@tilray.com;

(g)	That the consideration the Company is providing Employee herein is in excess of the benefits that the Company would otherwise be obligated to provide Employee;

18.     That Releasees are intended third party beneficiaries of this Agreement.

19.     That this Agreement will be binding upon and accrue to the benefit of Employee, Employee’s heirs, executors, and assigns, and the Releasees.

20.     That in the event of a breach of this Agreement by either party, the prevailing party in any action to enforce that party’s rights hereunder will be entitled to recover all costs and expenses, including reasonable attorneys’ fees.

21.     That if any term, provision, covenant, or condition of this Agreement will be held by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such decision will not affect the validity of the remaining portions.

22.     That this Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. One or more of the counterparts of this Agreement may be delivered by facsimile or pdf electronic file with the intention that delivery by such means shall have the same effect as delivery of an original counterpart.

23.     That this Agreement is the entire agreement between the parties and supersedes and voids, except as described in Paragraph 1, all prior agreements and understandings between the parties, if any, with respect to Employee’s employment with the Company and the termination thereof, and that this Agreement cannot be amended or modified except by a writing signed by both parties.

IN WITNESS WHEREOF, the parties have executed multiple copies of this Agreement, each of which constitutes an original, but all of which, when taken together, constitute the same document.

Tilray Inc.

DocuSigned by:
By:	/s/ Jon Levin	By: /s/ Rita Seguin
1712090D9AF7499…

Print		Print Name
Name:	Jon Levin	and Title: Rita Seguin

Date of Execution:	4/29/2021	Date of Execution: 4/29/2021